Issuer Free Writing Prospectus, dated July 29, 2008
Filed Pursuant to Rule 433 under the Securities Act of 1933
Supplementing the Preliminary Prospectus Supplement, dated July 29, 2008
Registration No. 333-152592
AutoZone, Inc.
Final Term Sheet
Dated: July 29, 2008
2014 Notes

Issuer:	AutoZone, Inc.

Size:	$500,000,000

Maturity:	January 15, 2014

Coupon (Interest Rate):	6.500%

Yield to Maturity:	6.503%

Spread to Benchmark Treasury:	+312.5 basis points

Benchmark Treasury:	3.375% due July 31, 2013

Benchmark Treasury Price and Yield:	99-31+, 3.378%

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2009

Optional Redemption Provision:	In whole or in part at the greater of (i) 100% of principal amount or (ii) discounted present value at the Adjusted Treasury Rate plus 50 basis points

Price to Public:	99.991%

Settlement Date:	August 4, 2008

Ratings:	Baa2 by Moody’s Investors Service, Inc., BBB by Standard & Poor’s Ratings Services, BBB by Fitch Ratings

CUSIP:	053332AH5

2018 Notes

Issuer:	AutoZone, Inc.

Size:	$250,000,000

Maturity:	August 1, 2018

Coupon (Interest Rate):	7.125%

Yield to Maturity:	7.189%

Spread to Benchmark Treasury:	+312.5 basis points

Benchmark Treasury:	3.875% due May 15, 2018

Benchmark Treasury Price and Yield:	98-15+, 4.064%

Interest Payment Dates:	February 1 and August 1, commencing February 1, 2009

Optional Redemption Provision:	In whole or in part at the greater of (i) 100% of principal amount or (ii) discounted present value at the Adjusted Treasury Rate plus 50 basis points

Price to Public:	99.550%

Settlement Date:	August 4, 2008

Ratings:	Baa2 by Moody’s Investors Service, Inc., BBB by Standard & Poor’s Ratings Services, BBB by Fitch Ratings

CUSIP:	053332AJ1
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
We expect that delivery of the notes will be made against payment therefor on or about the closing date specified above, which will be the fourth business day following the date of this term sheet. Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this term sheet will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date hereof should consult their own advisor.
The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com or Citigroup Global Markets Inc. toll free at 1-877-858-5407.